Exhibit 5.14

[LETTERHEAD OF PARKER POE ADAMS & BERNSTEIN LLP]

March 16, 2017

Community Health Systems, Inc.

CHS/Community Health Systems, Inc.

4000 Meridian Boulevard

Franklin, Tennessee 37067

Re:	Offering of 6.250% Senior Secured Notes due 2023 of CHS/Community Health Systems, Inc.

Ladies and Gentlemen:

We have acted as special South Carolina counsel to the entities listed on Schedule I (each a “South Carolina Subsidiary Guarantor” and collectively, the “South Carolina Subsidiary Guarantors”) in connection with guarantee of $2,200,000,000 aggregate principal amount of 6.250% Senior Secured Notes due 2023 (collectively, the “Notes”) to be issued by CHS/Community Health Systems, Inc. (the “Company”). The Notes are being issued under an Indenture, dated March 16, 2017 (the “Base Indenture”), by and between the Company and Regions Bank, an Alabama banking corporation, as trustee (the “Trustee”), as supplemented and amended by a First Supplemental Indenture, dated March 16, 2017 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), by and among the Company, Community Health Systems, Inc. (“Parent”), the other guarantors party thereto and the Trustee. The Notes are being guaranteed by the South Carolina Subsidiary Guarantors pursuant to the guarantee included in the Indenture (the “Guarantee”).

This opinion letter is being provided to you at the request of the South Carolina Subsidiary Guarantors in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

For purposes of rendering this opinion, we have examined and relied on originals or copies (certified or otherwise identified to our satisfaction) of the following documents:

(1) The articles of incorporation, bylaws, and amended and restated operating agreements, as applicable, for each South Carolina Subsidiary Guarantor (the “Organizational Documents”);

(2) The certificate with respect to various factual matters signed by an officer of each South Carolina Guarantor dated as of March 16, 2017 (the “Officer’s Certificate”) and the Action by Written Consent in Lieu of a Meeting of the Governing Boards (Boards of Directors, Managing Members, Sole Members, and General Partners, as applicable) of the Entities Listed on Schedule A, dated March 1, 2017, which entities include the South Carolina Subsidiary Guarantors (“Omnibus Resolution”);

PARKER POE ADAMS & BERNSTEIN LLP

Community Health Systems, Inc.

CHS/Community Health Systems, Inc.

March 16, 2017

(3) A Certificate of Existence dated February 17, 2017, issued for each South Carolina Subsidiary Guarantor by the South Carolina Secretary of State, indicating that each South Carolina Subsidiary Guarantor validly exists in South Carolina (individually “Certificate of Existence” and collectively “Certificates of Existence”);

(4) The Guarantee; and

(5) The Indenture.

In rendering the opinions set forth below, we have, with your consent, relied only upon examination of the documents described above and have made no independent verification or investigation of the factual matters set forth herein. We did not participate in the negotiation or preparation of the Indenture and have not advised the Company or the South Carolina Subsidiary Guarantors with respect to such documents or transactions contemplated thereby.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. As to all questions of fact material to this opinion letter that have not been independently established, we have relied upon the Officer’s Certificate and/or comparable documents of officers and representatives of the Company and the South Carolina Subsidiary Guarantors and have assumed there has been no change in the information provided to us since the date such information was first provided and that such information was true and correct on the date on which it was provided and that it is true and correct on the date hereof.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

(a) Based solely upon the Certificate of Existence for each South Carolina Subsidiary Guarantor and the Officer’s Certificate of even date herewith certifying that no change has occurred in the status of a South Carolina Subsidiary Guarantor since the issuance of the Certificates of Existence, each South Carolina Subsidiary Guarantor is validly existing under the laws of the State of South Carolina.

(b) Each South Carolina Subsidiary Guarantor has the requisite corporate or limited liability company power, as applicable, to execute, deliver and perform its obligations under the Indenture (including the Guarantee set forth therein).

(c) The execution and delivery by each South Carolina Subsidiary Guarantor of the Indenture (including the Guarantee set forth therein) and the performance by each South Carolina Subsidiary Guarantor of its obligations thereunder have been duly authorized by all requisite corporate or limited liability action, as applicable, on the part of each such South Carolina Subsidiary Guarantor

PARKER POE ADAMS & BERNSTEIN LLP

Community Health Systems, Inc.

CHS/Community Health Systems, Inc.

March 16, 2017

(d) The Indenture (including the Guarantee set forth therein) has been duly executed and delivered by each South Carolina Subsidiary Guarantor.

We render this opinion with respect to the laws of the State of South Carolina and only with respect to those laws. We express no opinion with respect to the laws of a state other than South Carolina.

We hereby consent to the filing of this opinion letter as an exhibit to Parent’s Current Report on Form 8-K relating to the Notes and the Guarantee and to the reference to our firm under the heading “Legal Matters” included in or made part of the registration statement on Form S-3 (No. 333-203918) filed with the Securities and Exchange Commission (the “Commission”) on May 6, 2015, as amended by the post-effective amendment No. 1 filed with the Commission on March 3, 2017. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder

We do not undertake to advise you of any matters that might hereinafter arise that would affect the opinions expressed herein. Our opinion is limited to the matters expressly stated herein and no other opinion may be implied or inferred.

Very truly yours,

/s/ Parker Poe Adams & Bernstein LLP

Schedule “I”

List of South Carolina Subsidiary Guarantors

Chester HMA, LLC

Gaffney H.M.A., LLC

QHG of South Carolina, Inc.

QHG of Spartanburg, Inc.